Exhibit 99.1

Midas Reports Third Quarter Earnings of $0.12 Per Diluted Share after $0.04 of Special Items; Strong Start for Co-Branded SpeeDee-Midas Shops in Central California

ITASCA, Ill.--(BUSINESS WIRE)--October 30, 2008--Midas, Inc. (NYSE: MDS) reported net earnings of $1.7 million—or $0.12 per diluted share—for the third quarter ended Sept. 27, 2008, compared to $3.0 million—or $0.21 per diluted share—in 2007. The 2008 results include $0.04 per share of special items relating to business transformation activities, while the 2007 quarter included $0.02 per share of special items.

Revenues for the third quarter were up $1.4 million to $47.1 million. An increase of one percent in comparable shop sales at company shops combined with a higher shop count drove a $2.3 million increase in company-owned shop retail sales. This increase was partially offset by a $0.9 million decrease in U.S. Midas franchise royalties due to a five percent decline in comparable sales at franchise shops and a net reduction in the number of franchised locations in the U.S.

Operating income for the quarter was $5.4 million, down from $7.5 million in 2007. This decline in operating income resulted from the expected $1.0 million reduction in European royalties and the $0.9 million decrease in U.S. franchise royalties, both of which have an approximate one-for-one impact on operating income. These declines were partially offset by $0.5 million of operating income generated during the quarter by the new SpeeDee Oil Change business, which Midas acquired in late March.

Decreased real estate profits and an operating loss in company-operated shops were largely offset by increased profits from the company’s wholesale and R.O. Writer software businesses, and lower administrative expenses.

“Midas’ U.S. retail sales in the third quarter were extremely challenging,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Same store sales declined in each region of the United States, led by significant weakness in the Southeast and West where the current economic crisis is hitting the hardest.”

Feldman said the company is re-focusing its marketing promotional efforts to strengthen its value appeal.

“We have been promoting brand awareness and quality services, while our competitors have been promoting extreme value,” Feldman said. “We believe that automotive repair is a good business in tough economic times and we are revamping our marketing plans to promote value on a local level.”

Feldman said the company is also continuing its efforts to transition Midas shops to new owners, resulting in 16 transitions in the third quarter and 78 for the first nine months of this year.

“Retail sales in shops sold to franchisees new to Midas are growing, while the overall system was down during the first three quarters of this year,” Feldman said. “Because of the enthusiasm these new owners bring to the business, sales in shops sold to new owners are up 5.5 percent year-to-date, compared to the overall system, which is down 2.3 percent year-to-date.”

Feldman said that sales of Midas shops to new owners have slowed because of the current credit issues, which will make it difficult to achieve the company’s previous target of 125 shop transitions this year.

“Unfortunately, the pace of shop sales is being affected by the tightening availability of credit,” he said. “Potential buyers are facing increased scrutiny from lenders and the timeline to complete financing has been extended considerably.”

Retail Sales

In the third quarter, comparable Midas shop retail sales were down 0.7 percent in the North Central region, 4.8 percent in the hurricane-affected South Central region and 1.1 percent in the Northeast region. In the economically struggling areas of the West and Southeast regions, comparable shop sales were down 11.9 percent and 7.3 percent, respectively.

Overall in the U.S., Midas comparable shop sales were down 4.7 percent for the third quarter, while comparable shop sales in Canada decreased by 1.1 percent.

For the third quarter, Midas comparable shop tire sales were up 11.2 percent in the U.S. and oil changes increased 4.1 percent, while brake sales declined by 8.8 percent.

Strong Cash Flow Continues

Selected Cash Flow Information ($ in millions	YTD Q3	YTD Q3
except per share)	2008	2007

Cash provided by operating activities before cash
outlays for business transformation costs and net changes in assets and liabilities	$22.0	$24.8
Cash outlays for business transformation costs	(1.4)	(2.4)
Net changes in assets and liabilities	0.5	2.0
Net cash provided by operating activities	$21.1	$24.4
Net cash provided by operating activities
per diluted share	$1.52	$1.65

Capital investments	$(4.8)	$(2.9)
Cash paid for acquired businesses	$(21.8)	$(10.1)
Net borrowings of long-term debt and leases	$9.3	$7.5
Cash paid for treasury shares	$(0.4)	$(21.1)

Net cash provided by operating activities per diluted share declined eight percent from $1.65 in the first three quarters of 2007 to $1.52 for the same period in 2008.

The company re-purchased 19,200 shares of Midas stock in the third quarter for $275,000. Midas has temporarily suspended additional share purchases to focus on repayment of SpeeDee acquisition debt. There is $34.3 million remaining of the $100 million share repurchase authorization.

Results for Third Quarter, Nine Months

Total sales and revenues for the third quarter and first nine months were $47.1 million and $140.7 million, increases from $45.7 million and $131.9 million, respectively, for the same periods in 2007. The increases in revenues are the result of operating more company-owned shops in 2008 than in the prior year.

Franchise royalties and license fees were $14.7 million in the third quarter and $43.7 million in the first nine months, compared to $15.6 million and $46.2 million for the same periods last year. The $0.9 million decrease for the quarter was entirely attributable to the U.S. Midas franchise business. Lower comparable shop retail sales resulted in a $0.6 million decline and fewer franchised shops in operation accounted for approximately $0.2 million of the decline. In addition, the elimination of royalties from company-owned Midas shops that were previously franchised had a $0.1 million impact on royalties for the quarter.

The $1.0 million quarterly decline in international royalties due to the change in the European royalty agreement was offset in the third quarter by $1.0 million of franchise revenues from SpeeDee Oil Change. Canadian franchise royalties and license fees were flat.

Real estate revenues were $8.8 million in the third quarter and $26.2 million for the first nine months of 2008, compared to $9.1 million and $27.0 million in the third quarter and first nine months of 2007.

Revenues from retail sales at company shops were $15.2 million in the third quarter and $46.3 million in the first nine months, an increase from $12.9 million and $32.9 million for the same periods a year ago. The company-owned shop revenues in the third quarter of 2008 include retail sales from two company-owned SpeeDee shops.

There were 92 company-owned Midas shops at the end of the third quarter this year, up from 80 at the end of the third quarter in 2007. Comparable shop sales at Midas company-operated shops increased by approximately one percent during the third quarter.

Replacement part sales and product royalties were $7.1 million and $20.7 million for the third quarter and first nine months, respectively, compared to $7.0 million in the quarter and $22.5 million in the first nine months of 2007. The decline of $1.8 million for the first nine months of 2008 is primarily the result of an action in the second quarter of 2007, when $1.9 million of revenue was recorded for the company’s purchase of certain Midas-branded parts inventories from AutoZone and simultaneous resale of these parts to NAPA as part of the company’s transition to NAPA as the primary U.S. supply chain partner.

Sales of tires, oil and batteries increased by $0.7 million for the quarter and $2.4 million for the first nine months due to continuing growth in the retail sales of these items at Midas shops. Product royalties were down $0.7 million for the quarter and $2.5 million for the first nine months due to the change in the U.S. warranty program in which Midas no longer receives product royalties from its vendors. The Jan. 1, 2008 change in the U.S. warranty program also resulted in a reduction in warranty expense of $1.0 million for the third quarter and $3.1 million for the first nine months of 2008.

Revenues from the R.O. Writer software business were $1.3 million for the quarter and $3.8 million for the first nine months, an increase from $1.1 million and $3.3 million, respectively, for the same periods a year ago.

Selling, general and administrative (SG&A) expenses were $12.8 million for the third quarter and $40.1 million for the first nine months, compared to $12.8 million in the quarter and $39.3 million in the first nine months of 2007. The SG&A for the quarter and first nine months include $0.5 million and $0.9 million, respectively, from the operations of SpeeDee, which was acquired on March 30.

The company reported business transformation charges of $0.9 million for the quarter and $1.5 million for the first nine months, primarily for costs related to the continuing Project Beacon shop image program, as well as for closure of a company-operated shop in Connecticut.

Interest expense was $2.2 million and $6.7 million for the quarter and nine months, respectively, down slightly from $2.3 million and $6.8 million in the same periods in 2007. Bank debt was $86.9 million at the end of the third quarter, down from $92.2 million at the end of the second quarter.

Midas recorded income tax expense of $1.4 million for the third quarter and $3.7 million for the first nine months, although the company does not pay a significant amount of cash income taxes because of net operating loss carry forwards of approximately $79 million from previous years.

SpeeDee Update

At the end of July, Midas began the initial co-branding test of three SpeeDee shops in central California to add Midas repair services to SpeeDee’s primary quick-lube business. Shops in Hollister, Gilroy and Watsonville added equipment and inventories in order to be able to offer the full breadth of Midas services. Midas exterior signage and interior point-of-purchase displays were installed to promote the new co-branded format.

“We are very encouraged by the initial results at these three co-branded SpeeDee-Midas test locations, where comparable sales increased by 3.2 percent in August and 11.7 percent in September,” Feldman said.

“These increases occurred without any advertising and before the Oct. 11 grand openings. As a group, sales at these three shops are up by 22 percent since the grand openings, including an increase of 30 percent during the grand opening week,” he said.

“These initial test results support our expectations when we acquired SpeeDee, that there would be a significant opportunity to co-brand the two operations by combining Midas’ strength in repairs with SpeeDee’s expertise in maintenance,” he said.

The first newly constructed SpeeDee-Midas co-branded test shop opened in Jackson, Calif., in early October, and work has begun to test adding SpeeDee oil change services to four company-owned Midas shops in the Chicago area.

Feldman said that year-to-date SpeeDee results have been accretive, providing $1.1 million in operating income in the second and third quarters combined. Interest expense related to the SpeeDee acquisition was $0.4 million year-to-date.

2008 Outlook

Midas is revising its previous 2008 full-year guidance because of the continuing challenges in retail sales in certain areas of North America as well as increased expenses associated with shop transitions. Full year revenues are now expected to be approximately $189 million compared to the previous estimate of $192 million.

Operating income now is expected to be in a range of $21.5 million to $22.5 million, excluding an estimated $2.0 million in business transformation costs related to the completion of the company’s shop re-imaging program. The previous range was $25.5 million to $26.5 million, excluding business transformation costs.

This $4.0 million reduction in the range consists of a $2.0 million reduction in expected franchise revenues and operating contribution due to continued sales weaknesses, an approximate $1.0 million decrease in expected company-owned shop profitability and a $1.0 million increase in spending to accelerate franchisee transitions, along with lower gains on the sale of Midas shop real estate.

Midas now expects cash flow from operating activities of between $25 million and $27 million in 2008—after providing for business transformation payments and changes in working capital, down from a previous range of $29 to $31 million.

The company expects full-year interest expense of $9 million and capital spending of approximately $5.5 to $6.0 million.

“This continues to be a challenging year for Midas’ retail sales,” Feldman said. “Going forward, we believe we have the marketing and operations programs in place to grow our brake, maintenance and tire businesses as gas prices and inflation ease, credit becomes more available, consumer confidence rebounds and our customers begin to spend money more freely again.”

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 17 countries, including 1,700 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, which franchises 181 auto service centers in the United States and Mexico.

NON-GAAP MEASURES

The company presents “net cash provided by operating activities per diluted share”, which is a non-GAAP measure. The company believes that presenting “net cash provided by operating activities per diluted share” enhances our investors' overall understanding of how the company’s significant net operating loss carry-forward and other non-cash expenses cause the company’s cash flow to differ from its earnings in any particular period.

Although Midas believes the non-GAAP financial measures enhance an investors' understanding of our performance, company management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures the company uses may not be consistent with the presentation of similar companies in the industry.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2007 annual report on Form 10-K and subsequent filings.

10/30/08

MIDAS, INC. CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In millions, except for earnings per share)

	For the quarter ended fiscal September		For the nine months ended fiscal September
	2008	2007	2008	2007
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)

Sales and revenues:
Franchise royalties and license fees	$14.7	$15.6	$43.7	$46.2
Real estate revenues from franchised shops	8.8	9.1	26.2	27.0
Company-operated shop retail sales	15.2	12.9	46.3	32.9
Replacement part sales and product royalties	7.1	7.0	20.7	22.5
Software sales and maintenance revenue	1.3	1.1	3.8	3.3
Total sales and revenues	47.1	45.7	140.7	131.9
Operating costs and expenses:
Franchised shops – occupancy expenses	5.6	5.5	17.1	16.4
Company-operated shop parts cost of sales	4.0	3.1	12.0	7.9
Company-operated shop payroll and employee benefits	6.5	5.2	19.3	13.4
Company-operated shop occupancy and other operating expenses	5.3	4.2	15.6	10.7
Replacement part cost of sales	6.3	5.8	18.6	18.2
Warranty expense	0.2	1.2	0.5	3.6
Selling, general, and administrative expenses	12.8	12.8	40.1	39.3
(Gain) loss on sale of assets, net	0.1	(0.2)	0.7	(0.2)
Business transformation charges	0.9	0.6	1.5	2.1
Total operating costs and expenses	41.7	38.2	125.4	111.4

Operating income	5.4	7.5	15.3	20.5

Interest expense	(2.2)	(2.3)	(6.7)	(6.8)
Other income (expense), net	(0.1)	--	0.3	0.3

Income before income taxes	3.1	5.2	8.9	14.0
Income tax expense	1.4	2.2	3.7	5.8

Net income	$1.7	$3.0	$5.2	$8.2

Earnings per share:
Basic	$0.13	$0.22	$0.38	$0.58
Diluted	$0.12	$0.21	$0.37	$0.56

Average number of shares:
Common shares outstanding	13.3	13.8	13.3	14.1
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.4	13.9	13.4	14.2
Equivalent shares on outstanding stock awards	0.5	0.6	0.5	0.6
Shares applicable to diluted earnings	13.9	14.5	13.9	14.8

MIDAS, INC. CONDENSED BALANCE SHEETS (In millions, except per share data)

	Fiscal September 2008	Fiscal December 2007
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2.7	$1.3
Receivables, net	28.9	30.4
Inventories	3.9	3.2
Deferred income taxes	12.0	12.4
Prepaid assets	2.5	3.9
Other current assets	3.9	3.9
Total current assets	53.9	55.1
Property and equipment, net	93.3	96.6
Goodwill and other intangible assets, net	33.9	14.0
Deferred income taxes	37.8	41.2
Other assets	10.3	10.8
Total assets	$229.2	$217.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.6	$1.7
Current portion of accrued warranty	3.4	3.5
Accounts payable	13.4	16.8
Accrued expenses	23.9	24.5
Total current liabilities	42.3	46.5
Long-term debt	86.9	76.3
Obligations under capital leases	1.9	2.2
Finance lease obligation	32.0	32.9
Accrued warranty	18.0	21.3
Deferred warranty revenue	2.3	--
Other liabilities	6.9	6.9
Total liabilities	190.3	186.1

Temporary equity:
Non-vested restricted stock subject to redemption	5.2	4.4

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	6.5	8.8
Treasury stock, at cost (3.7 million shares and 3.9 million shares)	(76.8)	(81.0)
Retained income	107.6	102.4
Accumulated other comprehensive loss	(3.6)	(3.0)
Total shareholders’ equity	33.7	27.2
Total liabilities and shareholders’ equity	$229.2	$217.7

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016